UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 18, 2011

PACIFIC CONTINENTAL CORPORATION
(Exact name of registrant as specified in its charter)

Oregon

(State or other jurisdiction of incorporation)
0-30106	93-1269184
(Commission File Number)	IRS Employer Identification No.

111 West 7th Avenue

Eugene, Oregon 97401

(Address of principal executive offices)  (zip code)

Registrant's telephone number, including area code: (541) 686-8685

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01.                      Other Events.

On January 18, 2011, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Pacific Continental Corporation (the “Company”) adopted a policy for the recovery of incentive compensation under certain circumstances, or “clawback policy”, and also adopted new stock ownership and retention guidelines, requiring executive officers and non-employee directors to retain all of the net shares acquired from equity awards until they own a minimum amount of stock, calculated as a multiple of base salary or base Board retainer, as applicable, and further requiring them to hold 75% of net shares acquired from equity awards for at least two years after satisfying ownership guidelines.

Clawback Policy

Under the clawback policy, the Company will recover incentive compensation awarded to current or former executive officers (during the preceding three years) if the Company restates its financial results due to material noncompliance with any financial reporting requirement under the securities laws, to the extent the original awards exceeded the amounts that would have been paid under the restated results.

Stock Ownership and Retention Guidelines

Under the stock ownership guidelines, executives and non-employee directors must use the net shares acquired from equity awards (after satisfying applicable taxes and exercise prices) to establish and maintain a significant level of direct ownership of Pacific Continental stock. Executive officers and directors must hold shares with the following values before they can sell any net shares acquired from equity awards:  for the CEO, three times average annual base salary over the prior three years; for other executive officers, one times their base salary; and for non-employee directors, two times the base cash retainer for serving on the Board.  Once these minimum stock ownership thresholds are attained, executives and non-employee directors are further required to retain 75% of all net shares acquired from equity awards for a period of two years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:           January 18, 2011
PACIFIC CONTINENTAL CORPORATION By: /s/ Hal Brown Hal Brown Chief Executive Officer